EXHIBIT 10.10


                                 RBC FUNDS, INC.
                                 (the "Company")

                         PLAN PURSUANT TO THE RULE 18F-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940


                                    The Plan
                   (as amended and restated ___________, 2003)

I.        Introduction

          As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Company, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

          Upon the initial effective date of this Plan, on October 11, 1995, the Company elected to offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan. The Plan, including this Amendment and Restatement, does not make material changes to the multi-class arrangements, including expense allocations, previously approved by the Board and in effect for the Company pursuant to an exemptive order issued to Furman Selz Incorporated, the Company's administrator ("Administrator") on July 20, 1993.

II.       The Multi-Class System

          Each current series of the Company as of the Effective Date of this Plan, including this Amendment and Restatement, and each subsequent series specifically added to this Plan as indicated on Schedule A hereto, (all such series referred to herein as "Multi-Class Funds" or "Funds") shall offer two or more of Class A, Class B, Class I or Class S shares, subject to such offering restrictions or limitations as may be approved from time to time for one or more classes by the Board of Directors. Shares of each class of a Multi-Class Fund shall represent an equal pro rata interest in that Fund, and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B, Class I and Class S shares shall have the features described in Sections A, B, C, D and E, below.


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     A.   Sales Charge Structure

          1. Class A Shares. Class A shares of each Multi-Class Fund that offers Class A shares shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for that Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Company's Board of Directors. Class A shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund.

          2. Class B Shares. Class B shares of each Multi-Class Fund that offers Class B shares shall be offered at the then-current net asset value and shall generally not be subject to a front-end sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund. Class B shareholders who redeem within such time period as is specified in the current prospectus for the relevant Fund shall, under conditions described in the prospectus, be subject to a contingent deferred sales charge which may vary with the time period such Class B shares were held and may be waived or reduced under conditions approved by the Company's Board of Directors and disclosed in the then-current prospectus.

          3. Class I Shares. Class I shares that are offered by a Fund shall be available only to such categories of investors as are specified from time to time in the then-current prospectus for the relevant Fund. Class I shares shall be offered at net asset value with no initial sales charge and shall not be subject to a contingent deferred sales charge provided, however, that such charge(s) may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund.

          4. Class S Shares. Class S shares that are offered by a Fund shall be available only to such categories of investors as are specified from time to time in the then-current prospectus for the relevant Fund. Class S shares shall be offered at net asset value with no initial sales charge and shall not be subject to a contingent deferred sales charge.

     B.   Service and Distribution Plans

     The Company has adopted a Master Distribution Plan pursuant to Rule 12b-1 under which Supplements were approved with respect to such Class A, Class B, Class I and Class S shares as are offered by each Multi-Class Fund, containing the following terms:

          1. Class A shares. Class A shares of each Fund offering Class A shares shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Company, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 0.50% of the average daily net assets of a Fund attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee", as defined in rules and policy statements of the National Association of Securities Dealers. The Adviser has undertaken to


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limit the total of the foregoing fees to no more than 0.25% of a Fund's average annual daily net assets for at least the first year of the Funds' operations.

          2. Class B Shares. Class B shares of each Fund offering Class B shares shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Company, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 1.00% of the average daily net assets of RBC Large Cap Equity Fund, RBC Mid Cap Equity Fund and RBC Small Cap Equity Fund 0.75% of the average daily net assets of RBC Government Income Fund and RBC North Carolina Tax-Free Bond Fund attributable to their respective Class B shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

          3. Class I Shares. No supplement to the Master Distribution Plan has been adopted for Class I shares of any Fund.

          4. Class S Shares. No supplement to the Master Distribution Plan has been adopted for Class S shares of any Fund.

     C.   Allocation of Income and Expenses

          1.        General

                    a.        Daily Dividend Funds

                              Funds that declare distributions of net investment
income daily and that maintain the same net asset value per share in each class ("Daily Dividend Funds") will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)," for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Daily Dividend Fund. Expenses to be so allocated also include expenses of the Company that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Company Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses") Company Expenses include, but are not limited to, Directors' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

                    b.        Non-Daily Dividend Funds

                              The gross income, realized and unrealized capital
gains and losses and expenses (other than Class Expenses, as defined below) of each Fund, other than the Daily Dividend Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Company that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Company Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Company Expenses include, but are not limited

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to, Directors' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

          2. Class Expenses

          Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Master Distribution Plan and Supplement by that class; (b) transfer agent fees attributable to that class;
(c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Directors' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Company's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

          In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense or Fund Expense, and in the event a Company Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Directors.

          This initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Directors and approved by such Board and by a majority of the Directors who are not "interested persons" of the Company, as defined in the 1940 Act.

          3. Waivers or Reimbursements of Expenses

          Expenses may be waived reimbursed by the Adviser, the Distributor or any other provider of services to a Fund or the Company without prior approval of the Board of Directors.

     D.   Exchange Privileges

          Shareholders of a Multi-Class Fund may exchange shares of a particular class for shares of the same class in another Multi-Class Fund at relative net asset value and with the payment of any excess of the sales charge applicable to the shares to be acquired over the sales charge previously paid on shares being exchanged, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

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     E.   Conversion Feature

          Following the seventh anniversary of their purchase date, Class B shares shall automatically convert to Class A shares of the same Fund.

     F.   Board Review

          1. Approval of Amended and Restated Plan

             The Board of Directors, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the Company or a Fund ("Independent Directors"), at a meeting held __________, 2003 approved this amended and restated Plan based on a determination that the Plan, as amended and restated, including the expense allocation, is in the best interests of each class and Fund individually and of the Company. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan, as amended and restated.

          2. Approval of Further Amendments

             This amended and restated Plan may not be further amended materially unless the Board of Directors, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, it is in the best interests of each class and Fund individually and of the Company. Such findings shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

          3. Periodic Review

             The Board shall review reports of expense allocations and such other information as they request at such times, or allocations and such other information as they request at such times, or allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

     G.   Contracts

          Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Directors, upon their request, such information as is reasonably necessary to permit the Directors to evaluate the Plan or any proposed amendment.

     H.   Effective Date

          The Plan, as amended and restated, having been reviewed and approved by the Board of Directors and by a majority of the Independent Directors as indicated in Section F.1. of the Plan, shall take effect as of __________, 2003.

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                                   SCHEDULE A



RBC Mid Cap Equity Fund

RBC Large Cap Equity Fund

RBC Government Income Fund

RBC North Carolina Tax-Free Bond Fund

RBC Small Cap Equity Fund

RBC Quality Income Fund